                                                               EXHIBIT 2.2

                            FIRST AMENDMENT TO

                       AGREEMENT AND PLAN OF MERGER

  FIRST AMENDMENT (this "AMENDMENT"), to AGREEMENT AND PLAN OF MERGER dated as of March 8, 1998 (the "AGREEMENT AND PLAN OF MERGER") among QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation ("QWEST"), QWEST 1998-L ACQUISITION CORP., a Delaware corporation and a direct wholly-owed subsidiary of Qwest ("MERGER SUB"), and LCI INTERNATIONAL, INC., a Delaware corporation ("LCI").

  Terms not otherwise defined in this Amendment have the meanings stated in the Agreement and Plan of Merger.

                                 RECITALS

  A. Qwest, Merger Sub and LCI entered into the Agreement and Plan of Merger as of March 8, 1998.

  B. On May 4, 1998, the parties desire to amend the Agreement and Plan of Merger to change the amount of the Termination Fee.

                                AGREEMENT

  In consideration of the premises and the agreements, provisions and covenants herein contained, the parties agree that such Agreement and Plan of Merger shall be, and hereby is, amended as follows:

  SECTION 1. AMENDMENT.

  (a) Section 7.2(b) of the Agreement and Plan of Merger is hereby amended and restated in its entirety as follows:

    "(b) Qwest and LCI agree that LCI shall pay to Qwest the sum of $125 million (the "TERMINATION FEE") solely as follows: (i) if LCI shall terminate this Agreement pursuant to Section 7.1(f), (ii) if (A) LCI or Qwest shall terminate this Agreement pursuant to Section 7.1(d)(i) due to the failure of LCI's stockholders to approve and adopt this Agreement, (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to LCI and (C) within 12 months of the termination of this Agreement, LCI enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, (iii) if Qwest shall terminate this Agreement pursuant to
  Section 7.1(e), 7.1(g) or 7.1(h), or (iv) if (A) Qwest shall terminate this Agreement pursuant to Section 7.1(b) or LCI or Qwest shall terminate this Agreement pursuant to Section 7.1(c), (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (C) following the existence of such Acquisition Proposal and prior to any such termination, LCI shall have intentionally breached (and not cured after notice thereof) any of its material covenants or agreements set forth in this Agreement in any material respect and (D) within 12 months of any such termination of this Agreement, LCI shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated."

  (b) Except as expressly provided in this Amendment to the contrary, the Agreement and Plan of Merger shall remain in full force and effect; provided that all references to the Agreement and Plan of Merger shall be deemed to include the Agreement and Plan of Merger, as amended by this Amendment.

  SECTION 2. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

  SECTION 3. GOVERNING LAW. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware.

  IN WITNESS WHEREOF, Qwest, LCI and Merger Sub have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of March 8, 1998.

                                          QWEST COMMUNICATIONS

                                          INTERNATIONAL INC.

                                          By: /s/ Joseph P. Nacchio
                                             ----------------------------------

                                             Name:Joseph P. Nacchio

                                             Title:President and Chief
                                             Executive Officer

                                          QWEST 1998-L ACQUISITION CORP.

                                          By: /s/ Marc B. Weisberg
                                              ---------------------------------

                                             Name:Marc B. Weisberg

                                             Title:Vice President

                                          LCI INTERNATIONAL, INC.

                                          By: /s/ H. Brian Thompson
                                             ----------------------------------

                                             Name:H. Brian Thompson

                                             Title:Chairman of the Board and

                                                  Chief Executive Officer